Exhibit 10.43

November 11, 2021

Hikmet Ersek

Denver, CO

LETTER AGREEMENT

Dear Hikmet:

On behalf of The Western Union Company (the “Company”) and its Board of Directors (the “Board”), I want to thank you for your many years of service to the Company, during which you have demonstrated remarkable leadership and have made immeasurable contributions to the Company.

This letter agreement (“Agreement”) sets forth the terms agreed upon between the Company and you regarding your services to and positions with the Company from the date hereof through June 30, 2022.

1.
You will continue to serve as the President and Chief Executive Officer of the Company, under your current terms and conditions of employment, until on or about December 31, 2021 (the “Retirement Date”), on which date you will step down as President and Chief Executive Officer and resign as a director of the Company, and will resign from all other positions and titles with the Company and its affiliates. In relation to your employment as Managing Director of Western Union Financial Services GmbH pursuant to a contract of employment dated November 9, 2009 (the “Employment Contract”), it is agreed that by signing this Agreement you are giving notice that the Employment Contract will terminate on June 30, 2022 satisfying the notice requirement under clause 15.3 of the Employment Contract.

2.
Your compensation and benefits arrangements will continue on the same level in effect as of the date hereof for the remainder of your service as President and Chief Executive Officer of the Company.

3.
From the Retirement Date until June 30, 2022 (the “Transition Period”) it is agreed that you will continue to support the Company as an employee special advisor to the incoming Chief Executive Officer (“Special Advisor”). As a Special Advisor, you agree to provide services to the Company to enable an effective transition of your executive responsibilities to the Company’s incoming Chief Executive Officer including, without limitation and as needed, consulting with and supporting the incoming Chief Executive Officer on the Company’s strategy, including short- and long-range planning activities and growth strategies, and assisting in communications with and introductions to investors, analysts, public relations, and key agents. Further, it is agreed that you will take any accrued entitlement to vacation, pursuant to the Employment Contract or otherwise, during the Transition Period.

4.
Subject to your continued provision of services as a Special Advisor through the end of the Transition Period, including your assistance with respect to the matters identified in Section 3 above, you shall receive the following benefits:

a.
Your base salary and your health and welfare benefits arrangements, including home security, will continue at the level in effect as of the date hereof through the expiration of the Transition Period;

b.
You will remain eligible for an annual incentive bonus for the 2021 and 2022 fiscal years (with a target of 170% of your annualized base salary), payable subject to the applicable plan terms and actual corporate performance, with such bonus to be paid at the same time bonuses are paid to the Company’s other executive officers (but in no event later than March 15th following the applicable performance year) and your fiscal 2022 bonus target pro-rated based on your service during fiscal year 2022;

c.
You will be considered retirement eligible under the terms of the Company’s 2015 Long-Term Incentive Plan (the “2015 Plan”) and your outstanding equity awards will be treated in accordance with the terms of the 2015 Plan and the underlying equity award agreements;

d.
You will be entitled to a lump sum payment equal to COBRA premiums for continued healthcare coverage through December 31, 2023, to be paid within 30 days following June 30, 2022;

e.
You will be entitled to tax filing support for the 2022 and 2023 tax years through PwC, including as to your tax filings during that covered period and your contemplated relocation back to Austria;

f.
You will receive support to repatriate to Vienna, Austria in accordance with the Company’s relocation policy in force from to time to time, provided that your repatriation is initiated prior to June 30, 2023;

g.
You may use the Company’s corporate jet for business-related purposes subject to Company policy, availability and prior approval; and

h.
You will be entitled to direct payment by the Company of your legal fees incurred in connection with your contemplated transition and this Agreement of up to $10,000 with respect to advice concerning your resignation and retirement, payable by March 15, 2022, subject to the provision of an itemized invoice or other proof of such fees and costs as reasonably required by the Company.

5.
Upon the expiration of the Transition Period, unless otherwise agreed to by the parties, you shall be deemed to have resigned, without any further action by you, from your employment with the Company and from any and all positions that you, immediately prior to such termination, (i) held with the Company or any of its affiliates or (ii) held with any other entities at the direction of, or as a result of your affiliation with, the Company or any of its affiliates. If for any reason this Agreement is deemed to be insufficient to effectuate such resignations, then you shall, upon the Company’s request, execute any documents or instruments that the Company may deem necessary or desirable to effectuate such resignations.

6.
The post-employment obligations and restrictions contained in the Restrictive Covenant Agreements provided to you in connection with your awards under the 2015 Plan and contained in your Employment Contract, shall continue in full force and effect after June 30, 2022 in accordance with their terms. For the avoidance of doubt, the restriction period for the restrictive covenants relating to non-competition and non-solicitation will commence upon the expiration of the Transition Period.

7.
Through the expiration of the Transition Period, you agree to cooperate fully with the Company, its financial and legal advisors, and/or government officials in any claims, investigations, administrative proceedings, lawsuits, and other legal, internal or business matters, as reasonably requested by the Company. The Company agrees to reimburse you for the actual out-of-pocket expenses you incur as a result of your complying with this Section 7.

8.
The terms contained in this Agreement will be governed by and interpreted in accordance with the laws of the State of Colorado without regard to the principles of conflicts of law.

9.
Section 409A.

a.
Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Code, and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of Employee’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.

b.
To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

c.
Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Employee’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Employee’s death or (ii) the date that is six (6) months after the Termination Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Employee (or Employee’s Estate, if applicable) until the Section 409A Payment Date.

10.
Any disputes under this Agreement that cannot be resolved by the parties to this Agreement will be addressed initially through mediation with each side committing to mediation in good faith and with each side bearing its or his own costs and fees. To the extent that any such disputes are not resolved through mediation, any claims or actions arising from or relating to this Agreement shall be brought, heard, and decided in a final and binding arbitration before a single arbitrator with the hearing to be held in Colorado under the applicable rules of the American Arbitration Association. It is the intent of the parties that all disputes under this Agreement will be decided through arbitration to the fullest extent permitted by law, including as to any issues of arbitrability.

11.
This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior or contemporaneous understandings, agreements, discussions or representations by or between the parties, whether written or oral, which may have related in any manner to the subject matter hereof, except as otherwise expressly set forth in this Agreement with respect to (i) health and welfare benefit plans, (ii) incentive compensation plans and related awards, or (iii) equity plans and related awards; provided, however, that if there is any conflict between the terms of this Agreement and the terms of any arrangement described in the preceding clauses (i) through (iii), the terms of this Agreement shall govern. In addition, the parties agree that no other payments are owed to you in connection with your employment or your resignation from your employment or directorships by the Company or any affiliate under any bonus, incentive, severance or similar scheme, except as set out in this Agreement.

Again, thank you for your many years of dedicated service to the Company and your agreement to assist the Company in its leadership transition.

Sincerely,

/s/Jeffrey A. Joerres

Jeffrey A. Joerres

Non-Executive Chairman of the Board of Directors

The Western Union Company

This Agreement correctly reflects our understanding, and I hereby confirm my agreement to the same as of the date set forth above.

/s/ Hikmet Ersek

Hikmet Ersek